Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-effective Amendment No. 1 to Registration Statement No. 333-92489 of R.J. Reynolds Tobacco Holdings, Inc., R. J. Reynolds Tobacco Company and RJR Acquisition Corp. on Form S-3 of our report dated January 27, 2000 (February 23, 2000 as to
Note 14), appearing in the Annual Report on Form 10-K of R.J. Reynolds Tobacco Holdings, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Winston-Salem, North Carolina

March 9, 2001